      As filed with the Securities and Exchange Commission on May 5, 2000
                                                     Registration No. __________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                   ADVANCED AERODYNAMICS AND STRUCTURES, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                                       95-4257380
 (State or other jurisdiction of                        (IRS Employer
  incorporation or organization)                      Identification No.)


             3205 LAKEWOOD BOULEVARD, LONG BEACH, CALIFORNIA 90808
              (Address of principal executive offices) (ZIP code)

                                 (562) 938-8618
               Registrant's telephone number, including area code

                                  CARL L. CHEN
                      Chairman and Chief Executive Officer
                              3205 Lakewood Blvd.
                              Long Beach, CA 90808
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                          Copies of communications to:

                             OTTO E. SORENSEN, ESQ.
                     LUCE, FORWARD, HAMILTON & SCRIPPS LLP
                         600 WEST BROADWAY, SUITE 2600
                          SAN DIEGO, CALIFORNIA 92101
                                 (619) 699-2534

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 TITLE OF EACH CLASS                                                            PROPOSED MAXIMUM
 OF SECURITIES TO BE         AMOUNT TO BE            PROPOSED MAXIMUM          AGGREGATE OFFERING           AMOUNT OF
     REGISTERED               REGISTERED          OFFERING PRICE PER UNIT            PRICE               REGISTRATION FEE
 ----------------------------------------------------------------------------------------------------------------------------
Class A Common(1) Stock       6,022,282                   $3.98(4)                $23,968,682                $6,327.73
----------------------------------------------------------------------------------------------------------------------------
Class A Common(2) Stock       1,085,000                   $4.52                   $ 4,904,200                $1,294.71
----------------------------------------------------------------------------------------------------------------------------
Class A Common(3) Stock       1,060,000                   $4.88(4)                $ 5,172,800                $1,365.62
----------------------------------------------------------------------------------------------------------------------------
TOTAL                         8,167,282                    ------                 $34,045,682                $8,988.06
===================================================================================================================================

(1) Issuable upon the conversion of Series A Preferred Stock. Also registered hereunder are an indeterminate number of additional shares of Class A Common Stock which may become issuable by virtue of anti-dilution provisions of the Series A Preferred Stock.

(2) Issuable upon the exercise of warrants issued in connection with the initial placement of the Series A Preferred Stock at an average exercise price of $4.52 per share. Also registered hereunder are an indeterminate number of additional shares of Class A Common Stock which may become issuable by virtue of anti-dilution provisions in the warrants.

(3) Issuable upon the exercise of warrants issuable in connection with the possible placement of additional shares of Series A Preferred Stock at an average exercise price equal to 122.5% of the closing bid price of the Company's Common Stock on the day that the Company provides notice of its intent to place such additional shares of Series A Preferred Stock. Also registered hereunder are an indeterminate number of additional shares of Class A Common Stock which may become issuable by virtue of anti-dilution provisions in the warrants.

(4) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common stock as reported by NASDAQ for May 3, 2000, which date is within 5 business days prior to the initial filing date of this Registration Statement.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                    DATED MAY 5, 2000 SUBJECT TO COMPLETION


                   ADVANCED AERODYNAMICS AND STRUCTURES, INC.

                        8,167,282 SHARES OF COMMON STOCK

     Shareholders of Advanced Aerodynamics and Structures, Inc. ("AASI" or the "Company") may offer and sell up to 8,167,282 shares of AASI Class A Common Stock. The selling shareholders may, from time to time, offer their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

     AASI's Class A Common Stock is traded on the NASDAQ National Market under the symbol AASI. On May 3, 2000, the last reported sale price of a share of our common stock on NASDAQ was $4.03.

                           --------------------------

      AN INVESTMENT IN THESE SECURITIES IS RISKY. YOU SHOULD ONLY PURCHASE
         THESE SHARES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.
               PLEASE SEE THE RISK FACTORS BEGINNING ON PAGE 7 TO
                 READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER
                     BEFORE BUYING SHARES OF COMMON STOCK.

                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
     COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED
            UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is __________________, 2000

                               TABLE OF CONTENTS


The Company............................................................    6

Risk Factors...........................................................    7

Sales by Selling Shareholders..........................................   15

Plan of Distribution...................................................   18

Legal Matters..........................................................   19

Experts................................................................   19

Where You Can Find More Information....................................   20


PART II - Information Not Required in Prospectus.......................   21

Signatures.............................................................   26

Exhibit Index..........................................................   27

                    NOTICE ABOUT FORWARD-LOOKING STATEMENTS

     To the extent that the information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information."

                                  THE COMPANY

     AASI is a development stage enterprise organized in 1990 to design, develop, manufacture and market propjet and jet aircraft intended primarily for business use. We have obtained a type certificate ("Type Certificate") from the Federal Aviation Administration ("FAA") with respect to a non-pressurized, single-engine aircraft powered by a Pratt & Whitney propjet engine (the "JETCRUZER 450"). We are modifying the JETCRUZER 450 to develop a six-seat (including pilot), pressurized version of that aircraft for commercial sale (the "JETCRUZER(TM) 500").

     AASI began development of the JETCRUZER 450 in 1990 and obtained the FFA Type Certificate approval in 1994. Throughout this period, we engaged in design and engineering of the aircraft, as well as production of the jigs, forms, tools, dies and molds necessary to manufacture the aircraft. The first FAA conformed JETCRUZER 450 was completed in 1992. The aircraft was used by AASI and the FAA to perform static (non-flight) testing. In late 1992 and 1993, two flight test aircraft were completed. These aircraft were flight tested by the Company and the FAA from 1992 through 1994. We received the FAA Type Certificate for the JETCRUZER 450 on June 14, 1994.

     Although we received preliminary written indications of interest to purchase the aircraft, we decided that we would not obtain a production certificate for the JETCRUZER 450 or otherwise pursue commercialization of that aircraft in part because the Type Certificate is subject to certain limitations, which we believe reduce the commercial viability of the JETCRUZER 450. Instead, we decided to amend the Type Certificate to develop the JETCRUZER 500 for commercial sale. The JETCRUZER 500 is a modified version of the JETCRUZER 450 that we anticipate will not be subject to the limitations imposed by the existing Type Certificate.

     We have FAA approval to amend the Type Certificate, rather than obtain a new Type Certificate. We currently anticipate that we can obtain an amendment to the Type Certificate during the last half of 2000 and commence commercial production of our aircraft within the same time frame. However, obtaining the amendment may take longer than anticipated, and we may experience unforeseen expense or delay in certifying and commercializing our aircraft.

     AASI has not generated any operating revenues to date and has incurred losses from its operating activities, including program development costs, of $5.6 million and $6.5 million in 1999 and 1998, respectively. We believe we will continue to experience losses until such time as we begin to sell aircraft on a commercial scale. Research and development expenses have consisted primarily of the costs of personnel, facilities, materials and equipment required to conduct our development activities. These expenses aggregated $31,527,000 from inception through December 31, 1999. These expenses were incurred primarily to develop the JETCRUZER 450, to obtain a Type Certificate for it, and to design and test the JETCRUZER 500.

                                  RISK FACTORS

     An investment in shares of our common stock is very risky. You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

     DEVELOPMENT STAGE COMPANY; EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF SUCCESS; NO COMMERCIAL OPERATIONS. AASI is in the development stage and has not commenced any commercial operations or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties usually encountered by an enterprise in the Company's stage of development, many of which may be beyond our control. These include unanticipated problems relating to product development, testing, initial and continuing regulatory compliance, manufacturing costs, production and assembly, the competitive and regulatory environment in which we plan to operate, marketing problems and additional costs and expenses that may exceed current estimates. AASI has been engaged primarily in research and development since its inception and has not completed the development of the JETCRUZER 500. We may not be able to successfully develop the JETCRUZER 500 or any other aircraft. We may not be granted the necessary regulatory approvals to produce and sell our aircraft, and our aircraft may not prove to be commercially viable or marketable.

     ACCUMULATED DEFICIT; HISTORY OF LOSSES; EXPECTATION OF SUBSTANTIAL FUTURE LOSSES. To date, AASI has incurred significant losses. At December 31, 1999, we had an accumulated deficit of approximately $50,412,000. We incurred net losses of approximately $10,118,000 and $9,341,000 for the years ended December 31, 1998 and 1999, respectively, and incurred a net loss of $1,433,000 for the three months ended March 31, 2000. These losses have resulted principally from significant costs associated with the development of the JETCRUZER 500. AASI expects to incur further losses for the foreseeable future due to significant costs associated with amending its FAA Type Certificate, manufacturing its proposed aircraft, obtaining the necessary regulatory approvals, and marketing and selling its proposed aircraft. There can be no assurance that sales of the Company's aircraft will ever generate sufficient revenues to fund its continuing operations, that the Company will generate positive cash flow from its operations, or that the Company will attain or thereafter sustain profitability in any future period.

     REGULATORY UNCERTAINTY. AASI intends to amend its Type Certificate with respect to the JETCRUZER 450 to include the JETCRUZER 500. In addition, we will be required to obtain an amendment to our Type Certificate or a new type certificate if and when we develop additional aircraft. Obtaining a new or amended FAA type certificate can be difficult, costly, and time consuming. We may not be successful in obtaining a new type certificate or amendments to our existing Type Certificate for an aircraft. Further, if one or more new or amended type certificates are obtained, they may be subject to conditions which may adversely affect the use of the proposed aircraft for their intended purpose.

     AASI will also need to obtain an FAA production certificate for the commercial production of its aircraft and airworthiness certificates for individual aircraft upon the completion of manufacture. AASI may not be able to obtain a production certificate for its planned aircraft models, or airworthiness certificates for individual aircraft, and therefore there can be no assurance that the Company will be able to produce and sell aircraft.

     AASI will also be subject to the risk of modification, suspension or revocation of any FAA certificate it holds. A modification, suspension, or revocation could occur if, in the FAA's judgement, compliance with airworthiness or safety standards by AASI was in doubt. If the FAA were to suspend or revoke AASI's type or production certificate for an aircraft model, sales of that model would be adversely affected or terminated. If, in the FAA's judgement, an unsafe condition developed or was discovered after one or more of our aircraft had entered service, the FAA could issue an "Airworthiness Directive," which could result in a requirement that we develop appropriate design changes at our expense. Foreign authorities could impose similar obligations upon AASI as to aircraft within their jurisdiction. Any or all of these occurrences could expose AASI to substantial additional costs and/or liabilities.

     LIMITED PRODUCT LINE; FLUCTUATIONS IN SALES OF AIRCRAFT. Initially, the JETCRUZER 500 is intended to be AASI's only product available for commercial sale. Accordingly, our operating results and the future development of additional products will depend substantially upon the successful sale of that aircraft, as to which there can be no assurance. Moreover, if there is a downturn in the market for general aviation aircraft due to economic, political or other reasons, we would not be able to rely on sales of other products to offset the downturn. It is possible that sales of business aircraft could decline in the future for reasons beyond our control. Furthermore, if a potential purchaser is experiencing an economic downturn or is for any other reason seeking to limit its capital expenditures, the high unit selling price of a new aircraft may result in such potential purchaser deferring its purchase or electing to purchase a pre-owned aircraft or a lower priced aircraft. Further, since AASI intends to rely on the sale of a relatively small number of high unit selling price aircraft to provide substantially all of its revenue, small decreases in the number of aircraft delivered in any year may have a material negative effect on the results of operations for that year. In addition, small changes in the number and timing of deliveries of, and receipt of payments on, new aircraft may have a material effect on our liquidity.

     COMPETITION. Our aircraft will compete with other aircraft that have comparable characteristics and capabilities. Most of our competitors, including Cessna Aircraft Co. (maker of the Caravan), Socata (maker of the TBM), Pilatus (maker of the PC-12), Raytheon Aircraft Co. (Beechcraft) (maker of the King Air) and New Piper Aircraft Corp. (maker of the Malibu Mirage), are substantially larger in size and have far greater financial, technical, marketing, and other resources than we do. Certain of our actual and potential competitors may have technological capabilities or other resources that would allow them to modify existing aircraft or develop alternative new aircraft which could compete with our aircraft, and these competitors may introduce such aircraft and aircraft changes prior to the delivery of our first aircraft. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products than are available to us. In addition, we will need to convince potential customers of the advantages of our aircraft as compared to competitors' aircraft having a more conventional design and appearance. Future technological advances may result in competitive aircraft with improved characteristics and capabilities that could adversely affect our business. Our aircraft may also compete with used aircraft which become available in the resale market at prices sufficiently lower to offset deficits in performance, if any, as compared to our aircraft.

     NEED FOR ADDITIONAL FINANCING. AASI believes that the net proceeds from its placement of the first tranche of Series A Preferred Stock will be sufficient to meet its cash requirements at least through September of 2000; however, we may require additional financing prior to that time. Also, if required, additional financing may not be available on acceptable terms or at all. In addition, if we have not completed the development of the JETCRUZER 500 by end of the fourth quarter of 2000, received the required regulatory approvals, and successfully commenced sales of our aircraft, we may need to obtain additional financing. Failure to obtain such additional financing would have a material adverse effect on our business and prospects and could require that we severely limit or cease our operations.

     RELIANCE ON SINGLE SOURCE SUPPLIERS. AASI will be dependent on certain suppliers of products in order to manufacture its aircraft. In particular, we will be dependent on Pratt & Whitney to supply the propjet engine for the JETCRUZER 500. We have no contractual right to obtain any specified number of engines from Pratt & Whitney. Should our ability to obtain the requisite number of engines be limited for any lengthy period of time or the cost of the engines increase, our ability to produce and sell aircraft could be materially and adversely affected. In addition, the failure of other suppliers or subcontractors to meet our performance specifications, quality standards or delivery standards or schedules could have a material adverse effect on our operations. Moreover, our ability to significantly increase our production rate following the introduction of the JETCRUZER 500 could be limited by the ability or willingness of key suppliers to increase their delivery rates. When we are ready to begin the manufacture of our aircraft, the prices to obtain materials and components may have changed and a number of suppliers may need to be replaced. Our inability to obtain supplies to manufacture our products would have a material adverse effect on our business prospects, operations and financial condition.

     INSURANCE AND PRODUCT LIABILITY EXPOSURE. Because the failure of an aircraft manufactured by AASI or any other mishap involving such an aircraft may result in physical injury or death to the occupants of the aircraft or others, we could be subject to lawsuits involving product liability claims, which lawsuits may involve claims for substantial sums. Although we intend to obtain comprehensive product liability insurance prior to the commencement of commercial sales of our aircraft, such insurance can be expensive and subject to various coverage exclusions and may not be obtainable by us in the future on acceptable terms or at all. Further, should we become involved in product liability litigation, the expenses and damages awarded could be large and the scope of any coverage may be inadequate. Increased insurance costs and/or liability costs could require an increase in the price of our aircraft and therefore could have a negative impact on sales.

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. AASI expects to derive a substantial portion of its revenues from the sale of a relatively small number of aircraft. As a result, a small reduction in the number of aircraft shipped in a quarter due to, for example, unanticipated shipment rescheduling or cancellations, supplier delays in the delivery of component parts or unexpected manufacturing difficulties, could have a material and adverse effect on our financial position and results of operations for that quarter.

     RISKS OF INTERNATIONAL OPERATIONS. AASI intends to market and sell its aircraft to foreign customers. Accordingly, AASI will be subject to all of the risks inherent in international operations, including work stoppages, transportation delays and interruptions, political instability or conflict between countries in which we may do business, foreign currency fluctuations, economic disruptions, differences in airworthiness and certification standards imposed by foreign authorities, the imposition of tariffs and import and export controls, changes in governmental policies (including United States trade policy) and other factors, including other foreign laws and regulations, which could have an adverse effect on our business. With respect to international sales that are denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies can increase the effective price of, and reduce demand for, our products relative to competitive products priced in the local currency. These international trade factors may, under certain circumstances, materially and adversely impact demand for our products or our ability to sell aircraft in particular countries or deliver products in a timely manner or at a competitive price, which in turn may have an adverse impact on our relationships with its customers. In addition, foreign certification or equivalent approval is required prior to importing an aircraft into a foreign country, and we may not receive such certification or equivalent approval in any country. Our success will depend in part upon our ability to obtain and maintain foreign certifications or equivalent approvals and manage international marketing, sales and service operations.

     DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL MANAGEMENT PERSONNEL. AASI's success to date has depended in large part on the skills and efforts of Dr. Carl Chen, the Company's Chairman and Chief Executive Officer, and, to a lesser extent, on the skills and efforts of Mr. Gene Comfort, the Company's Executive Vice President. AASI has obtained key-man life insurance coverage with respect to Dr. Chen and Mr. Comfort in the face amounts of $2,000,000 and $1,000,000, respectively, naming AASI as beneficiary. Our future success will depend to a significant extent on our ability to hire certain other key employees on a timely basis. Competition for highly-skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. AASI will experience increased costs in order to retain and attract skilled employees. AASI's failure to attract additional qualified employees on a timely basis or to retain the services of key personnel could have a material adverse effect on the Company's operating results and financial condition.

     RISKS OF PLANNED GROWTH. AASI plans to significantly expand its operations during the third and fourth quarters of 2000, which could place a significant strain on its limited personnel, financial and other resources. We intend to expand our manufacturing capabilities and commence commercial manufacture of aircraft. Our efforts to conduct manufacturing activities may not be successful, and we may not be able to satisfy commercial scale production requirements on a timely and cost-effective basis. Our ability to manage this growth, should it occur, would require significant expansion of our engineering, production, marketing and sales capabilities and personnel. We may not be able to find qualified personnel to fill additional engineering, production, and sales and marketing positions or be able to successfully manage a larger sales and marketing organization.

     CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS. Dr. Carl Chen, AASI's Chairman and Chief Executive Officer, and C.M. Cheng, a Director of the Company, beneficially own, or have voting control over, shares of AASI's capital stock representing approximately 83% of the total voting power of AASI. Accordingly, they will continue to be able to elect at least a majority of AASI's directors and thereby direct the policies of AASI for the foreseeable future. Furthermore, the disproportionate vote afforded the shares of Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change of control of AASI. As a result, potential acquirors may be discouraged from seeking to acquire control of AASI through the purchase of Class A Common Stock, which could have a depressive effect on the market price of our securities.

     LIMITATION ON OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW. Pursuant to AASI's Certificate of Incorporation, and as authorized under applicable Delaware law, directors and officers of AASI are not liable for monetary damages for breach of fiduciary duty, except (i) in connection with a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividend payments or stock repurchases illegal under Delaware law or (iv) for any transaction in which a director has derived an improper personal benefit.

     POSSIBLE ADVERSE EFFECTS OF AUTHORIZATION OF PREFERRED STOCK; ANTI-TAKEOVER PROVISIONS; ENHANCED VOTING POWER OF CLASS B COMMON STOCK AND CLASS E COMMON STOCK. AASI's Certificate of Incorporation authorizes the issuance of a maximum of 5,000,000 shares of preferred stock on terms which may be fixed by AASI's Board of Directors without stockholder action. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The issuance of preferred stock could make the possible takeover of AASI or the removal of management of AASI more difficult, discourage hostile bids or control of

AASI in which stockholders may receive premiums for their shares of Class A Common Stock or otherwise dilute the rights of holders of Class A Common Stock. In addition, AASI is subject to Delaware General Corporation Law provisions that may have the effect of delaying, deferring or preventing certain changes of control of AASI. Furthermore, the disproportionate vote afforded the Class B Common Stock and Class E Common Stock could also serve to impede or prevent a change in control of AASI.

     SHARES AVAILABLE FOR FUTURE SALE; REGISTRATION RIGHTS. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of AASI's securities. AASI has outstanding 16,900,000 shares of Common Stock, 10,400,000 Class A Warrants (including Class A Warrants originally issued to certain Selling Securityholders in December
1996) and 6,900,000 Class B Warrants (excluding the 10,400,000 Class B Warrants issuable upon the exercise of the Class A Warrants) approximately 9,900,000 of the outstanding shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act. Pursuant to Rule 144, virtually all of these restricted shares are eligible for resale. 8,000,000 of the restricted shares are Class E Common Stock, which shares are not currently transferable and are subject to redemption by AASI for a nominal consideration if AASI does not meet certain income or stock price levels, and are convertible into Class B Common Stock if AASI does meet such levels. Sales of Common Stock, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby.

     POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ STOCK MARKET. AASI's Class A Common Stock, Class A Warrants and Class B Warrants are quoted on The NASDAQ National Market, and its Units of Class A Common Stock and Warrants are quoted on the NASDAQ SmallCap Market. Although AASI currently meets the minimum financial requirements for continued inclusion on NASDAQ, for a period of time in late 1999 and early 2000 it failed to satisfy the NASDAQ National Market requirement with regard to tangible net assets. Based on that failure, on April 27, 2000, AASI appeared before a NASDAQ hearing panel to demonstrate its compliance with NASDAQ maintenance standards and its ability to continue to be in compliance with those standards. The outcome of that hearing is pending. If our securities are delisted from the NASDAQ National Market, trading, if any, in the Class A Common Stock would thereafter be conducted on the NASDAQ SmallCap Market, or in the over-the-counter markets in the so-called "pink sheets," or through the NASD's "Electronic Bulletin Board." Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of the transactions, reductions in the number and quality of security analysts' and the news media's coverage of AASI, and lower prices for our securities than might otherwise be attained.

     RISK OF LOW-PRICE STOCKS. If AASI's securities were to be delisted from NASDAQ, they could become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell AASI's securities and may adversely affect the ability of purchasers in the Offering to sell any of the securities acquired hereby in the secondary market.

     Commission regulations define a "penny stock" to be any non-NASDAQ equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The penny stock restrictions will not apply to our securities if such securities are listed on NASDAQ and have certain price and volume information provided on a current and continuing basis or if AASI meets certain minimum net tangible assets or average revenue criteria. There can be no assurance that our securities will qualify for exemption from these restrictions. In any event, even if AASI's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If our securities were subject to the rules on penny stocks, the market liquidity for our securities could be severely and adversely affected.

     NO DIVIDENDS. AASI has paid no dividends to its stockholders since its inception and does not plan to pay dividends in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business.

     VOLATILITY OF STOCK PRICE MAY INCREASE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF PREFERRED STOCK. The stock market from time to time experiences significant price and volume fluctuations, some of which are unrelated to the operating performance of particular companies. We believe that a number of factors can cause the price of our common stock to fluctuate, perhaps substantially. These factors include, among others:

     - Announcements of financial results and other developments relating to our business;

     -  Changes in the general state of the economy; and

     - Changes in market analyst estimates and recommendations for our common stock.

     Significant downward fluctuations of the price of our stock may substantially increase the number of shares of common stock issuable upon conversion of outstanding Series A Preferred Stock as a result of the conversion formula, which is tied to the market price of the common stock. The consequences of decreases in the common stock price are more fully discussed below under the risk factor entitled "The issuance of additional shares of common stock upon conversion of preferred stock may cause significant dilution of existing shareholders' interests and exert downward pressure on the price of our common stock."

     THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UPON CONVERSION OF PREFERRED STOCK MAY CAUSE SIGNIFICANT DILUTION OF EXISTING SHAREHOLDERS' INTERESTS AND EXERT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK. Significant dilution of existing shareholders' interests may occur if we issue additional shares of common stock underlying outstanding shares of preferred stock. As of May 5, 2000, we had 50,000 shares of Series A Preferred Stock outstanding. We expect to issue another 50,000 shares of Series A Preferred Stock. The number of shares of common stock issuable upon conversion of the Series A Preferred Stock may constitute a significant greater percentage of the total outstanding shares of our common stock, as such conversion is based on a formula pegged to the market price of the common stock. The formula provides, specifically, that the number of shares of common stock issuable upon the conversion of one share of Series A Preferred Stock is calculated as $100 (plus any accrued and unpaid dividends on such share) divided by the conversion price. The conversion price is equal to the lesser of (1) 100% of the average of the closing bid price of the common stock on the last three trading days before the date of initial issuance of shares of Series A Preferred Stock, or (2) 90% of the average of the eight lowest closing bid prices of the common stock during the last 180 trading days before the date of conversion. Therefore, there is a possibility that the Series A Preferred Stock may convert to common stock at a rate which may be below the prevailing market price of the common stock at the time of conversion.

     The exact number of shares of common stock into which the Series A Preferred Stock may ultimately be convertible will vary over time as the result of ongoing changes in the trading price of our common stock. Decreases in the trading price of our common stock would result in increases in the number of shares of common stock issuable upon conversion of the Series A Preferred Stock. The following consequences could result:

     - If the market price of our common stock declines, thereby proportionately increasing the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, an increasing downward pressure on the market price of the common stock might result (sometimes referred to as a downward "spiral" effect).

     - The dilution caused by conversion of Series A Preferred Stock and sale of the underlying shares could also cause downward pressure on the market price of the common stock.

     - Once downward pressure is placed on the market price of the Company's stock, the pressure could encourage short sales by holders of Series A Preferred Stock and others, thus placing further downward pressure in the price of the Common Stock.

     - The conversion of Series A Preferred Stock would dilute the book value and earnings per share of common stock held by our existing shareholders.

     Under the rules of The NASDAQ Stock Market, prior to the receipt of shareholder approval, the maximum number of shares which may be issued upon conversion of the Series A Preferred Stock may not exceed 19.9% of our outstanding common stock. We expect to obtain shareholder approval of the terms of the Series A transaction at our next Annual Meeting of Shareholders, which we expect to hold on June 2, 2000. Pursuant to the terms of the Series A Preferred Stock, after shareholder approval is obtained, the cap will be removed on the number of common shares into which shares of Series A Preferred Stock can be converted.

     AASI'S ABILITY TO CONTINUE OPERATIONS MAY BE MATERIALLY IMPAIRED IF IT HAS INSUFFICIENT CASH TO REDEEM SERIES A PREFERRED STOCK UPON A MANDATORY REDEMPTION. We may be required to redeem Series A Preferred Stock after an event triggering a redemption at the option of a holder of the Series A Preferred Stock pursuant to the terms of the documents governing the terms of the Series A Preferred Stock. Such triggering events include, among other things:

     - Failure of AASI to pay dividends in accordance with the terms governing the Series A Preferred Stock;

     - Material breaches of AASI's agreements with purchasers of Series A Preferred Stock;

     - Failure to maintain a NASDAQ National Market listing for our common stock; and

     - Failure to deliver common stock certificates in a timely fashion after the conversion of Series A Preferred Stock.

     It is unlikely that we would have sufficient cash to redeem the Series A Preferred Stock if required to do so.

                         SALES BY SELLING SHAREHOLDERS

     The selling shareholders are offering hereby a total of up to 8,167,282 shares of our Class A Common Stock. The following table sets forth as of the date of this prospectus, the name of each of the selling shareholders, the number of shares of common stock that each such selling shareholder beneficially owns as of May 5, 2000, the number of shares of common stock beneficially owned by each selling shareholder that may be offered for sale from time to time by this prospectus and the number of shares and percentage of common stock to be held by each such selling shareholder assuming the sale of all the common stock offered hereby.

     None of the selling shareholders has held any position or office or had a material relationship with AASI or any of its affiliates within the past three years other than as a result of the ownership of AASI common stock. AASI may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                            SECURITIES BENEFICIALLY                             SECURITIES
                                 OWNED PRIOR TO       SECURITIES OFFERED    BENEFICIALLY OWNED      PERCENTAGE OWNERSHIP
NAME OF SELLING SHAREHOLDER      OFFERING(1)(3)           FOR SALE           AFTER OFFERING(2)       AFTER OFFERING(2)
-------------------------------------------------------------------------------------------------------------------------
Austinvest Anstalt Balzers         802,005                 802,005                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Esquire Trade & Finance, Inc.      802,005                 802,005                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Amro International, S.A.           601,504                 601,504                 0                        0
-------------------------------------------------------------------------------------------------------------------------
The Scharf Fund Ltd.               401,002                 401,002                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Gross Foundation, Inc.             160,400                 160,400                 0                        0
-------------------------------------------------------------------------------------------------------------------------
The Hewlett Fund, Inc.              40,100                  40,100                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Leval Trading, Inc.                 80,200                  80,200                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Bretton Hill Funding, LLC          200,500                 200,500                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Talbiya B. Investments Ltd.        634,300                 634,300                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Nesher Ltd.                         80,200                  80,200                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Keshet L.P.                        121,950                 121,950                 0                        0
-------------------------------------------------------------------------------------------------------------------------
The Keshet Fund L.P.                94,850                  94,850                 0                        0
-------------------------------------------------------------------------------------------------------------------------
The Endeavour Capital Fund, S.A.   401,002                 401,002                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Libra Finance, S.A.                410,000                 410,000                 0                        0
-------------------------------------------------------------------------------------------------------------------------
Sarah Lieberman                     25,000                  25,000                 0                        0
-------------------------------------------------------------------------------------------------------------------------

----------

(1) Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned. Notwithstanding the information set forth above, as a consequence of restrictions set forth in the Subscription Agreement for the Series A Preferred Stock, prior to approval of the issuance of the Series A Preferred Stock by AASI's stockholders, the holders of the Preferred Stock may not receive upon conversion of the Preferred Stock and exercise of the related warrants more than 19.9% of AASI's outstanding Common Stock. The purpose of this provision is to assure compliance with the corporate governance rules of the NASDAQ National Market relating to the issuance of stock at a discount from market prior to shareholder approval.

(2)  Assumes the sale of all shares of common stock offered hereby.

(3) Includes the following shares of common stock issuable upon the conversion of Series A Preferred Stock which have been, or may be, issued: Austinvest 542,005, Esquire Trade & Finance 542,005, Amro International 406,504, The Scharf Fund 271,002, Gross Foundation 108,400, The Hewlett Fund 27,100, Leval Trading 54,200, Bretton Hill Funding 135,500, Talbiya B. Investments 81,300, Nesher Ltd. 54,200, Keshet L.P. 121,950, The Keshet Fund L.P. 94,850, and The Endeavour Capital Fund 271,002. Also includes the following shares of common stock issuable upon the exercise of warrants to purchase common stock which have been, or may be, issued in conjunction with Series A Preferred Stock: Austinvest 260,000, Esquire Trade & Finance 260,000, Amro International 195,000, The Scharf Fund 130,000, Gross Foundation 52,000, The Hewlett Fund 13,000, Leval Trading 26,000, Bretton Hill Funding 65,000, Talbiya B. Investments 553,000, Nesher Ltd. 26,000, The Endeavour Capital Fund 130,000, Libra Finance 410,000 and Sarah Lieberman 25,000. The number of shares of common stock shown as beneficially owned both prior to and after the offering by the selling shareholders holding Series A Preferred Stock represents an estimate of the number of shares of common stock to be offered by such selling shareholders assuming a conversion price of $3.69 per share. The actual number of shares of common stock issuable upon conversion of the Series A Preferred Stock is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by AASI at this time, including the future market price of the common stock. The common stock being registered under this registration statement includes, with respect to 6,022,282 shares of common stock registered hereunder, 200% of the shares of common stock issuable upon conversion of the Series A Preferred Stock issued and issuable on the date of this prospectus at a conversion price of $3.69. The common stock being registered under this registration statement also includes one share of common stock for each warrant to purchase common stock issued or issuable in connection with Series A Preferred Stock. The actual number of shares of common stock issuable upon conversion of the Series A Preferred Stock shall equal the sum of the stated value of $100 per share, as adjusted for any stock dividends, combinations or splits with respect to such share, and accrued and unpaid dividends on such share, divided by the conversion price. The conversion price shall be at the election of the Holder of the Series A Preferred Stock: (1) 100% of the average closing bid price of AASI Class A common stock for the three trading days immediately preceding the date of the initial issuance of the shares of Series A Preferred Stock or (2) 90% of the average of the eight lowest closing bid prices for the 180 trading days immediately preceding the conversion of the respective shares of Series A Preferred Stock. Therefore, the number of shares issuable upon conversion of the Series A Preferred Stock may be less than or greater than the number of shares shown as beneficially owned by the selling shareholders or otherwise covered by this prospectus.

                              PLAN OF DISTRIBUTION

     The shares being offered hereby will be offered and sold by the selling shareholders named in this prospectus, by their donees or transferees, or by their other successors in interest. AASI will not receive any of the proceeds from the sale of the shares pursuant to this prospectus. AASI has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling shareholders, and any discounts or commissions payable with respect to sales of the shares.

     The selling shareholders may offer and sell the shares from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholders have advised AASI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. Sales may be made directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both. Such compensation may be in excess of customary commissions.

     From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers). The selling shareholders also may transfer and donate shares in other circumstances. Transferees and donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the transferees or donees are broker-dealers or are affiliated with broker-dealers). The number of shares beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their shares or default in performing obligations secured by their shares. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus. If we are notified that a donee, pledgee or other successor in interest of a selling shareholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K. Further, AASI will file a post-effective amendment to this registration statement upon any change in the plan of distribution.

     The selling shareholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed underwriting compensation under the Securities Act of 1933.

     AASI has agreed to indemnify the selling shareholders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made not misleading. Such indemnification includes liabilities that such selling shareholders may incur under the Securities Act of 1933. AASI does not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to AASI by the selling shareholder for use in the Registration Statement.

     AASI has advised the selling shareholders of (1) the requirement for delivery of this prospectus in connection with any sale of the shares, and (2) the relevant cooling off period specified by Regulation M and restrictions upon the selling shareholders' bidding for or purchasing securities of AASI during the distribution of shares.

                                 LEGAL MATTERS

     Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for AASI by Luce, Forward, Hamilton & Scripps LLP, attorneys at law, San Diego, California.


                                    EXPERTS

     The financial statements of Advanced Aerodynamics and Structures, Inc. ("AASI") appearing in AASI's Annual Report on Form 10-KSB as of and for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing the conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy and information statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about AASI which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents:

     - our Annual Report on Form 10-KSB for the year ended December 31, 1999 as filed on March 30, 2000;

     - our report on Form 10-QSB for the quarter ended March 31, 1999 as filed on April 26, 2000;

     - our revised definitive Proxy Statement filed on June 14, 1999 in connection with AASI's Annual Meeting of Stockholders held on July 19, 1999;

     -  the description of our class of Class A Common Stock as set forth under
        Item 1 of our Form 8-A registration statement filed on November 19, 1996 and under "Description of Securities" in our Form SB-2 registration statement No. 333-12273 filed on November 21, 1996; and

     - future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered by the selling shareholders have been sold.

     You may obtain a copy of these filings, without charge, by writing or calling us at:

                    Advanced Aerodynamics & Structures, Inc.
                            3205 Lakewood Boulevard
                              Long Beach, CA 90808
                          Attention:  Mr. David Turner

     If you would like to request these filings from us, please do so at least five business days before you have to make an investment decision.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than on the front of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below. All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by the selling shareholders and any discounts or commissions payable with respect to sales of the shares, will be paid by AASI. See "Plan of Distribution."

                SEC registration fee...........    $ 8,988.06
                Printing expenses..............      5,000.00
                Accounting fees and expenses...      3,000.00
                Legal fees and expenses........     10,000.00
                                                   ----------
                 Total.........................    $26,940.49
                                                   ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware. As permitted by Delaware law, the Company's Certificate of Incorporation contains an article limiting the personal liability of directors. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for any damages from any breach of fiduciary duty as a director, except for liability based on a judgment or other final adjudication adverse to him establishing that his acts or omissions were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled. The Company's Certificate of Incorporation and Bylaws also provide for indemnification of all officers and directors of the Company to the fullest extent permitted by law.

     The Company has entered into Indemnification Agreements ("Indemnification Agreements") with each of Dr. Carl Chen, Gene Comfort, and C.M. Cheng (collectively, the "Indemnitees"). The Indemnification Agreements permit the Company to indemnify the Indemnitees for liabilities and expenses arising from certain actions taken by the Indemnitees for or on behalf of the Company and require indemnification in certain circumstances.

ITEM 16. EXHIBITS.

     The following exhibits are filed or incorporated by reference as part of this Registration Statement.

     Exhibits:


        Exhibit No.     Description
        -----------     -----------
*       3.1             Certificate of Incorporation

**      3.2             Bylaws

*       3.3             Amendment to Certificate of Incorporation

*       4.1             Specimen Certificate of Class A Common Stock

*       4.2             Warrant Agreement (including form of Class A and
                        Class B Warrant Certificates

*       4.3             Form of Underwriter's Unit Purchase Option

******  4.4             Form of Subscription Agreement between the Registrant
                        and the Series A 5% Cumulative Convertible Preferred
                        Stock Subscribers

******  4.5             Form of Common Stock Purchase Warrant to be issued to
                        the Series A 5% Cumulative Convertible Preferred
                        Stock Subscribers and Placement Agents

******  4.6             Form of Special Common Stock Purchase Warrant to be
                        issued to the Series A 5% Cumulative Convertible
                        Preferred Placement Agent

******  4.7             Form of Funds Escrow Agreement

        5.1 Form of Opinion of Luce, Forward, Hamilton & Scripps LLP as to legality of securities being offered

*       10.1            Form of Indemnification Agreement

**      10.2            Amended 1996 Stock Option File

*       10.3            Employment Agreement dated as of May 1, 1996 between the
                        Company and Dr. Carl L. Chen

*       10.4            Agreement of Merger dated July 16, 1996 between Advanced
                        Aerodynamics and Structures, Inc., California corporation, and Advanced Aerodynamics & Structures,
                        Inc., a Delaware corporation

        Exhibit No.     Description
        -----------     -----------
**      10.5            Lease dated December 19, 1996 between Olen Properties
                        Corp., a Florida corporation, and the Company

***     10.6            Standard Sublease dated June 27, 1997 with Budget Rent-
                        a-Car of Southern California

***     10.7            Standard Sublease dated July 16, 1997 with Budget Rent-
                        a-Car of Southern California

***     10.8            Standard Industrial/Commercial Multi-Tenant Lease-Gross
                        dated March 12, 1997 with the Golgolab Family Trust

*****   10.9            Loan Agreement dated as of August 1, 1997 between the
                        Company and the California Economic Development
                        Authority

*****   10.10           Indenture of Trust dated as of August 1, 1997 between
                        the Company and the California Economic Development
                        Authority and First Trust of California, National
                        Association

****    10.11           Official Statement dated August 5, 1997

*****   10.12           Letter of Credit issued by The Sumitomo Bank, Limited

*****   10.13           Reimbursement Agreement dated as of August 1, 1997
                        between the Company and the Sumitomo Bank, Limited

*****   10.14           Purchase Contract dated August 1, 1997 by and among
                        Rauscher Pierce Refnes, Inc., the California Economic
                        Development Authority and the Treasurer of the State of California, and approved by the Company

*****   10.15           Remarketing Agreement dated as of August 1, 1997 between
                        the Company and Rauscher Pierce Refnes, Inc.

*****   10.16           Blanket Letters of Representations of the California
                        Economic Development Authority and First Trust of
                        California, National Association

*****   10.17           Tax Regulatory Agreement dated as of August 1, 1997 by
                        and among the California Economic Development Authority, the Company and First Trust of California, National
                        Association

*****   10.18           Custody, Pledge and Security Agreement dated as of
                        August 1, 1997 between the Company and The Sumitomo
                        Bank, Limited

*****   10.19           Investment Agreement dated August 5, 1997 by and between
                        the Company and the Sumitomo Bank, Limited

        Exhibit No.     Description
        -----------     -----------
*****   10.20           Specimen Direct Obligation Note between the Company and
                        the Sumitomo Bank, Limited

****    10.21           Lease Agreement dated October 17, 1997 between the
                        Company and the City of Long Beach

****    10.22           Construction Agreement dated October 29, 1997 between
                        the Company and Commercial Developments
                        International/West

        23.1            Consent of Ernst & Young LLP

-------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (333-12273) declared effective by the Securities and Exchange Commission on December 3, 1996.

** Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1997.

*** Incorporated by reference by the Company's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on August 5, 1997.

**** Filed by paper pursuant to the Company's request for a temporary hardship exemption relating to this report.

***** Incorporated by reference to the Company's Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 1997

****** Incorporated by reference to the Company's Report in Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mira Loma, State of California, on May 5, 2000.

                                ADVANCED AERODYNAMICS & STRUCTURES, INC.


                                By:  /s/ Carl L. Chen
                                -----------------------
                                Carl L. Chen, President


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature                                                 Title                          Date
-----------                                               -----                          -----
/s/ CARL L. CHEN                        President, Chief Executive Officer, and     May 5, 2000
------------------------------------    Chairman of the Board
Carl L. Chen

/s/ DAVID M. TURNER                     Vice President - Finance and Chief          May 5, 2000
------------------------------------    Financial Officer
Dave Turner

/s/ C.M. CHENG                          Director                                    May 5, 2000
------------------------------------
C.M. Cheng

/s/ JIM LOVELL                          Director                                    May 5, 2000
------------------------------------
Jim Lovell

/s/ S.B. LAI                            Director                                    May 5, 2000
------------------------------------
S.B. Lai

                                 EXHIBITS INDEX


        Exhibit No.     Description
        -----------     -----------
*       3.1             Certificate of Incorporation

**      3.2             Bylaws

*       3.3             Amendment to Certificate of Incorporation

*       4.1             Specimen Certificate of Class A Common Stock

*       4.2             Warrant Agreement (including form of Class A and
                        Class B Warrant Certificates

*       4.3             Form of Underwriter's Unit Purchase Option

******  4.4             Form of Subscription Agreement between the Registrant
                        and the Series A 5% Cumulative Convertible Preferred
                        Stock Subscribers

******  4.5             Form of Common Stock Purchase Warrant to be issued to
                        the Series A 5% Cumulative Convertible Preferred
                        Stock Subscribers and Placement Agents

******  4.6             Form of Special Common Stock Purchase Warrant to be
                        issued to the Series A 5% Cumulative Convertible
                        Preferred Placement Agent

******  4.7             Form of Funds Escrow Agreement

        5.1 Form of Opinion of Luce, Forward, Hamilton & Scripps LLP as to legality of securities being offered

*       10.1            Form of Indemnification Agreement

**      10.2            Amended 1996 Stock Option File

*       10.3            Employment Agreement dated as of May 1, 1996 between the
                        Company and Dr. Carl L. Chen

*       10.4            Agreement of Merger dated July 16, 1996 between Advanced
                        Aerodynamics and Structures, Inc., California corporation, and Advanced Aerodynamics & Structures,
                        Inc., a Delaware corporation

**      10.5            Lease dated December 19, 1996 between Olen Properties
                        Corp., a Florida corporation, and the Company

***     10.6            Standard Sublease dated June 27, 1997 with Budget Rent-
                        a-Car of Southern California

***     10.7            Standard Sublease dated July 16, 1997 with Budget Rent-
                        a-Car of Southern California

***     10.8            Standard Industrial/Commercial Multi-Tenant Lease-Gross
                        dated March 12, 1997 with the Golgolab Family Trust

*****   10.9            Loan Agreement dated as of August 1, 1997 between the
                        Company and the California Economic Development
                        Authority

*****   10.10           Indenture of Trust dated as of August 1, 1997 between
                        the Company and the California Economic Development
                        Authority and First Trust of California, National
                        Association

****    10.11           Official Statement dated August 5, 1997

*****   10.12           Letter of Credit issued by The Sumitomo Bank, Limited

*****   10.13           Reimbursement Agreement dated as of August 1, 1997
                        between the Company and the Sumitomo Bank, Limited

*****   10.14           Purchase Contract dated August 1, 1997 by and among
                        Rauscher Pierce Refnes, Inc., the California Economic
                        Development Authority and the Treasurer of the State of California, and approved by the Company

        Exhibit No.     Description
        -----------     -----------
*****   10.15           Remarketing Agreement dated as of August 1, 1997 between
                        the Company and Rauscher Pierce Refnes, Inc.

*****   10.16           Blanket Letters of Representations of the California
                        Economic Development Authority and First Trust of
                        California, National Association

*****   10.17           Tax Regulatory Agreement dated as of August 1, 1997 by
                        and among the California Economic Development Authority, the Company and First Trust of California, National
                        Association

*****   10.18           Custody, Pledge and Security Agreement dated as of
                        August 1, 1997 between the Company and The Sumitomo
                        Bank, Limited

*****   10.19           Investment Agreement dated August 5, 1997 by and between
                        the Company and the Sumitomo Bank, Limited

*****   10.20           Specimen Direct Obligation Note between the Company and
                        the Sumitomo Bank, Limited

****    10.21           Lease Agreement dated October 17, 1997 between the
                        Company and the City of Long Beach

****    10.22           Construction Agreement dated October 29, 1997 between
                        the Company and Commercial Developments
                        International/West

        23.1            Consent of Ernst & Young LLP

-------------
* Incorporated by reference to the Company's Registration Statement on Form SB-2 (333-12273) declared effective by the Securities and Exchange Commission on December 3, 1996.

** Incorporated by reference to the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 1997.

*** Incorporated by reference by the Company's Post-Effective Amendment No. 1 to Form SB-2 Registration Statement filed with the Securities and Exchange Commission on August 5, 1997.

**** Filed by paper pursuant to the Company's request for a temporary hardship exemption relating to this report.

***** Incorporated by reference to the Company's Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 1997

****** Incorporated by reference to the Company's Report in Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.